Exhibit 10.5

EV MANAGEMENT, LLC

RETENTION BONUS AGREEMENT

Personal and Confidential

November 17, 2017

Re:	Retention Bonus Agreement

Dear Nicholas Bobrowski:

On behalf of EV Management, LLC (the “Company”), I am pleased to offer you the opportunity to receive a retention bonus, if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”).

1.             Retention Bonus. Subject to the terms and conditions set forth herein, you (the “Participant”) will receive a cash lump sum payment in the amount of $290,000 (the “Retention Bonus”) within fifteen (15) days of the Effective Date. Participant agrees that in the event Participant’s employment with the Company terminates for any reason other than a Qualifying Termination (as defined herein) before December 31, 2018 (the “Completion Date”), Participant will be required to repay to the Company within fifteen (15) days of such termination 100% of the After-Tax Value of the Retention Bonus (as defined herein). Notwithstanding anything to the contrary contained herein, in the event of Participant’s Qualifying Termination before the Completion Date and if Participant executes and does not revoke a customary release of claims in a form reasonably satisfactory to the Company, Participant will not be required to repay any portion of the Retention Bonus.

2.             Definitions. For purposes of this Agreement:

“Affiliate” means EV Energy Partners, L.P., or any entity, in whatever form, of which the Company or EV Energy Partners, L.P., has ownership or management control, as determined by the Compensation Committee of the Board of Directors of the Company.

“After-Tax Value of the Retention Bonus” means the aggregate amount of the Retention Bonus net of any taxes Participant is required to pay in respect thereof and determined by taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine in good faith the After-Tax Value of the Retention Bonus, which determination shall be conclusive and binding.

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“Cause” means Participant (i) has been convicted of, or pleaded no contest to, a misdemeanor involving moral turpitude, or a felony, (ii) engaged in misconduct which is materially injurious to the Company or its Affiliates (including, without limitation, misuse of any funds or other property), (iii) engaged in gross negligence or willful misconduct in the performance of Participant’s duties for the Company, (iv) willfully refused, without proper legal reason, to perform Participant’s duties for the Company, (v) materially breached of Participant’s duties and responsibilities, which is not remedied promptly after the Company gives Participant written notice specifying such breach, (vi) committed, or engaged in, any act of fraud, embezzlement, theft, a material breach of trust, or any material act of dishonesty, in each case, involving the Company or its Affiliates, or (iv) committed, or engaged in, any significant violation of the code of conduct of the Company or its Affiliates, or of any statutory or common law duty of loyalty to the Company or its Affiliates. For purposes of this definition, no act or failure to act will be deemed “willful,” unless effected by the Participant not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the best interests of the Company or any of its Affiliates.

“Disability” means Participant’s inability, due to physical or mental incapacity, to perform the essential functions of Participant’s job, for two hundred seventy (270) consecutive days.

“Good Reason” means any of the following, in each case, without Participant’s consent and as compared to what was in effect as of the Effective Date: (i) a material breach by the Company of any material provision of any material written agreement between Participant and the Company, (ii) any material reduction in Participant’s base salary or target annual bonus amount, (iii) any material diminution in Participant’s authority, duties, or responsibilities, or (iv) a material and involuntary change in geographic location from the Company’s offices at which Participant is principally employed to a location more than fifty (50) miles from such offices immediately prior to the relocation (except for required travel on the Company’s business to an extent substantially consistent with Participant’s business travel obligations). Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon any of the following: (x) Participant’s failure to provide written notice to the Company within thirty (30) days of the date the Participant has actual knowledge of the facts or circumstances giving rise thereto, (y) substantial correction of such occurrence by the Company within thirty (30) days following receipt of Participant’s written notice described in (x), or (z) Participant’s failure to actually terminate employment within the ten (10) day period following the expiration of the Company’s thirty (30) day cure period.

“Qualifying Termination” means the termination of Participant’s employment (i) by the Company for a reason other than Cause, (ii) by Participant for Good Reason, or (iii) due to Participant’s death or Disability.

3.             Release. As a condition to receiving the Retention Bonus, Participant hereby agrees to release any and all Claims (as defined below) against the Company, its affiliates, and their respective directors, officers and employees. “Claims” means claims, charges, or complaints for, or related to, any breach of contract, violation of any statute or law, or tortious conduct occurring, or based on events occurring, on or before the date of this Amendment; provided that Claims do not include, and Participant is not releasing: (a) any claims that may not be released as a matter of law; (b) any claims or rights that arise after Participant signs this Agreement (including claims based on an event occurring after the date Participant signs this Agreement); (c) any claims or rights with respect to accrued compensation or benefits; (d) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the organizational documents of the Company or its affiliates or under any applicable insurance policy with respect to Participant’s liability as an employee, director, manager or officer of the Company or its affiliates; and (e) any claims or rights under the directors and officers and other insurance policies of the Company and its affiliates.

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4.             Withholding Taxes. The Company may withhold from any and all amounts payable to Participant hereunder such federal, state, and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

5.             No Right to Continued Employment. Nothing in this Agreement will confer upon Participant any right to continued employment with the Company (or its Affiliates or their respective successors) or to interfere in any way with the right of the Company (or its Affiliates or their respective successors) to terminate Participant’s employment at any time.

6.             Other Benefits. The Retention Bonus is a special payment to you, the above-named Participant, and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

7.             Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

8.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.             Entire Agreement; Amendment. This Agreement constitutes the entire agreement between Participant and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between Participant and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

10.           Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

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This Agreement is intended to be a binding obligation on you, the above-named Participant, and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.

Very truly yours,

EV MANAGEMENT, LLC

By:	/s/ John B. Walker

Name:	John B. Walker

Its:	Executive Chairman

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

Dated: November 17, 2017

/s/ Nicholas Bobrowski
Participant’s Signature

Signature Page to Agreement